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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. __________)*

                               PULTE CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   745867101
                           ------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only in the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP No.  745867101              13G                        Page  2 of  2 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SANFORD C. BERNSTEIN & CO., INC.
           767 FIFTH AVENUE
           NEW YORK NY  10153


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

              955,010

        6  SHARED VOTING POWER

              475,977

        7  SOLE DISPOSITIVE POWER

            2,428,088

        8  SHARED DISPOSITIVE POWER

                0

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,428,088

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               10.2%

12 TYPE OF REPORTING PERSON*

             IA/BD

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages

               [Letterhead of Sanford C. Bernstein & Co., Inc.]

                                  SCHEDULE G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


        Item 1(a):                     Pulte Corporation
        Item 1(b):                     33 Bloomfield Hills Pwy Ste. 200
                                       Bloomfield Hills MI 48304
        Item 2(a):                     Sanford C. Bernstein & Co., Inc.
        Item 2(b):                     767 Fifth Avenue New York NY 10153
        Item 2(c):                     New York
        Item 2(d):                     Common
        Item 2(e):                     745867101

        Item 3:                        Investment Advisor/Broker Dealer

        Item 4(a):                     2,428,088
        Item 4(b):                     10.2%
        Item 4(c)(i):                  955,010
        Item 4(c)(ii):*                475,977
        Item 4(c)(iii):                2,428,088
        Item 4(c)(iv):                 0

        Item 5:                        Not Applicable

        Item 6: The security referred to in this schedule is held for the accounts of discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such security.

        Item 7:                        Not Applicable

        Item 8:                        Not Applicable

        Item 9:                        Not Applicable

        Item 10: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

* Sanford C. Bernstein & Co., Inc. clients who have appointed an independent voting agent with instructions to vote shares in the same manner as Sanford
     C. Bernstein & Co., Inc.

SCHEDULE G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
PAGE TWO


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


10/10/96
--------
Date


/s/  Michael Borgia
--------------------------
Signature


Michael Borgia, Senior Vice President
-------------------------------------
Name/Title